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                                                                       Exhibit 5

(202) 274-2000

June 10, 2004

The Board of Directors
PSB Holdings, Inc.
40 Main Street
Putnam, Connecticut 06260

          RE:   PSB HOLDINGS, INC.
                COMMON STOCK, PAR VALUE $0.10 PER SHARE

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the shares of common stock, par value $0.10 per share ("Common Stock") of PSB Holdings, Inc. (the "Company"). We have reviewed the Company's Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that the Common Stock is duly authorized and, upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     We have relied on the laws of the United States of America in providing this opinion. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters" and to the filing of this opinion as an exhibit to the Form SB-2.

                           Very truly yours,

                           /s/ Luse Gorman Pomerenk & Schick

                           LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION